UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549



                                    Form 8-K



                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  February 16, 2001
                Date of Report (Date of earliest event reported)


                     MID-AMERICA APARTMENT COMMUNITIES, INC.
               (Exact Name of Registrant as Specified in Charter)



        TENNESSEE                   1-12762                 62-1543819
        ---------                   -------                 ----------
(State of Incorporation)    (Commission File Number)    (I.R.S. Employer
                                                      Identification Number)




                          6584 POPLAR AVENUE, SUITE 340
                            MEMPHIS, TENNESSEE 38138
                    (Address of principal executive offices)



                                 (901) 682-6600
               Registrant's telephone number, including area code





             (Former name or address, if changed since last report)

Item 7.   Financial Statements and Exhibits
          c.   Exhibits
               Exhibit 99.1  Press Release
               Exhibit 99.2  Supplemental Data

Item 9.  Regulation FD


On February 15, 2001, the Registrant issued a press release announcing its results for the fourth quarter of 2000. The related press release is attached hereto as Exhibit 99.1.

Attached as Exhibit 99.2 is supplemental data to the financial information contained in the February 15, 2001 press release.

On February 16, 2001, the Registrant held its fourth quarter 2000 conference call. The following is the script from that conference call.


Fourth Quarter 2000 Conference Call                  February 16, 2001


Welcome to this commentary on Mid-America's fourth quarter earnings release yesterday afternoon. This is George Cates, CEO, and with me are Eric Bolton, President and COO, and Simon Wadsworth, CFO. We'll not repeat particulars from that release, only a few highlights. For a copy of the release and supplemental data, please contact Michelle Sargent at Mid-America or check our web-site at www.maac.net.

Before we begin, I'm required to note that our remarks will involve some forward-looking statements. Please refer to the safe-harbor language included in our press release and our 34-Act filings with the Securities and Exchange Commission which describe certain risk factors that may impact future results. This call is being recorded and members of the press may be participating.

Highlights of our release yesterday include:

o FFO for the quarter was 71(cent)/share, and for the year $2.80, in line with estimates

o Development properties are continuing to mature, creating greater balance sheet flexibility and adding to share value throughout 2001 and thereafter

o Our award-winning portfolio is in outstanding condition and our business is sound

o Capital outlays continue to fall, due both to the completion of our acquisition refurbishment program and of the development pipeline. The resulting higher cash retention provides us with additional earnings opportunities and contributes to earnings growth as this year progresses

o Our internet service provider has pulled out of the apartment business. Our markets as a whole are a little softer than a year ago. Even with interest cost savings, these two factors led us to lower our forecast for 2001

Eric Bolton: During the fourth quarter we continued to experience new supply excesses in several of our markets which pressured revenue performance. In addition, in December we noted a higher than normal dip in leasing traffic. The always slow leasing holiday period was weakened further by harsher than normal weather in several markets. October and November results were in line with expectations, but with December's weak leasing traffic the quarter's revenue was not as strong as we had expected. One month isn't a trend, but it is a caution signal.

While occupancy, rent growth and unit turnover were all satisfactory, new supply pressures were evidenced by higher concession costs and an increase of two days in the average number of days vacant between residents. We have seen leasing traffic pick back up in January and early February, this is always a tough time of the year to make up lost ground before the traditional seasonal upturn in the second quarter.

New supply is above absorption levels in the Memphis and Jackson, MS markets, which together represent about 19% of our portfolio. We expect a fairly soft market for Memphis throughout the year. Jackson could improve by summer as new development additions have slowed in that market.

Overall occupancy is steady compared to last year, and we've seen improvement in several markets. Occupancy in both Columbus, GA and Columbia SC is improving. Our Georgia properties; Nashville TN; and all of our Texas markets are also performing well. The Florida portfolio is steady and performing at a satisfactory level, as are the Carolinas. In general, markets continue to behave in the normal pattern of being out of balance for only sort periods, but they are still slightly tougher than a year ago. We maximize revenue by maintaining occupancy, so any weakness, wherever it occurs, shows itself in higher concessions and marketing costs.

Overall, our new development properties continued to meet lease-up expectations through the fourth quarter. The most significant market pressures of the group are at Grand Reserve, 370 units in Lexington, KY, which was 57% leased by year end, and at the 244-unit second phase of our Reserve at Dexter Lake property in Memphis which was 83% leased by year end. The lease-up at Dexter Lake represents our most significant challenge, as we will begin receiving the first apartments in the third and final phase, representing another 244 units, this summer. While facing a tough lease-up environment, we remain very enthusiastic about this community, once stabilized. Located in a high growth corridor of the region and near a successful new regional mall, it should stabilize in 2002 at 95% occupancy and will be a solid long term contributor to share value.

Lease up at Kenwood Club, 320 units in Katy, TX is on target. Leased occupancy was 83% at yearend. Lease-up is well underway at Grande View in Nashville, TN and continues to exceed our expectations. By yearend, occupancy was 70% of completed units. We remain comfortable with the current forecast calling for full stabilization of this 433-unit property by the spring of next year.

Operating expenses remain under tight control. The only areas of operating expense pressure during the quarter were advertising and marketing costs as competitive pressures intensified in several markets. Offsetting these pressures were very strong results in repair and maintenance expenses which were up only 0.4% for the quarter and continued progress with our utility expense management initiatives. Same store utility expenses were down 2.6% for the fourth quarter; marking the ninth straight quarter we've reduced costs in this important area of property operations.

Early last year we initiated a program to implement high-speed internet access service throughout our portfolio. We earned 3.8(cent) per share of access fees and a small amount of revenue participation during 2000 with no capital outlay whatsoever by Mid-America. By yearend, however, we determined that our internet service provider was unable to fulfill their commitment, and the agreement was terminated last month. We expect shortly to announce a replacement program with installation starting by mid-year. As a result, we have revised our forecast for 2001 with this fee stream to resume in early 2002.

Simon Wadsworth. We are reducing our internal forecast from $2.90 to a range of $2.83 to $2.87, as detailed in our press release. Last year, our internet services provider generated 3.8(cent) of income. We are pleased to have received that income in 2000...and that we did not make the mistake of putting any cash into the volatile broadband business.

While same store occupancy is at about the same as last year, we are taking a more cautious forward view, trimming same store NOI growth forecasts by 50 bp to 2% for 2001. We are also projecting slightly slower lease-up and higher concessions at two of our development properties (the final two phases of Reserve at Dexter Lake in Memphis and Grande Reserve in Lexington), reflective again of local market conditions. For these reasons, we have adjusted our forecast accordingly.

These changes should be offset partially by the favorable impact of lower interest rates, resulting in a net reduction of our original $2.90 forecast of almost 4(cent) from the gap in internet income and about 3(cent) from market conditions. Thus our internal forecasts are currently for FFO in the $2.83 to $2.87 range for 2001.

We now expect to stabilize the development properties that have been completed and are coming on line at around a 9.5% yield in the current concessionary environment. The coming summer months will be critically important toward achievement of that estimate.

Over the past couple of months as interest rates have dropped, cap rates may have also improved, again making asset sales attractive. Based on our actual asset sales experience we continue to believe that our net asset value is at least $27/share, well above current market share price.

We have several refinancings planned for this year, only one of which, the maturity of a $40 million loan mid-year, is required. However, we have several opportunities to reduce our borrowing costs. Our forecasts take into account a total of $160 million of refinancings this year at current interest rates, and assume a further 25 bp favorable adjustment in short rates mid-year.

George Cates. Our $290 million new development pipeline nears completion. With its steadily increasing stabilization, we continue to gain considerably more balance sheet flexibility as the year develops. We persistently explore options to create share value, and to capture it for our owners. We may well continue to sell assets both to capture some of the value that we've created, as well as to improve our portfolio quality, the latter being an ongoing and normal part of the business for many years.

Share repurchases may be attractive if accompanying share value creation is substantial. Our current thinking is that asset sale proceeds would most likely be used to reduce our liabilities - debt and preferred, as well as common - more or less pro rata to their present levels on our balance sheet, thus lessening the benefit of devoting the entire proceeds to share repurchase, thus increasing our aggregate debt and preferred level.

Insiders continue to be buyers of Mid-America shares. As owners now of 16% of the business, we believe that our stock is the place to be, including during a possible recession. The last serious real estate recession came in 1989-93, and Mid-America's predecessor continued to grow revenues and NOI throughout that harsh period. Given our stable and diversified markets, and our major reduction in new development exposure beginning in 1999, we are strongly positioned to provide a high, growing, and well-covered dividend and continued solid value growth.

We invite your questions.

(Q & A Followed)

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         MID-AMERICA APARTMENT COMMUNITIES, INC.



Date: February 16, 2001                            /s/ Simon R.C. Wadsworth
      -----------------                            -----------------------------
                                                   Simon R.C. Wadsworth
                                                   Executive Vice President
                                                   (Principal Financial and
                                                    Accounting Officer)